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                                                                  EXHIBIT 10.3.1

                        EMPLOYEE SHAREHOLDERS AGREEMENT

         THIS EMPLOYEE SHAREHOLDERS AGREEMENT is made as of this 31st day of May, 1995 by and among Statoil Energy, Inc., a Virginia corporation (the "Corporation"), and the persons who have executed this agreement who are owners of Common Stock of the Corporation ("Shareholders") and/or holders of options to purchase Common Stock ("Option Holders").

                             EXPLANATORY STATEMENT

         The parties believe that it is desirable and in their best interests to provide a means for Holders to achieve liquidity for shares of the Corporation's Common Stock owned or to be acquired by employees of the Corporation and to restrict the ownership of the Common Stock, in each case until such time as the Corporation completes an initial public offering of its Common Stock.

         NOW, THEREFORE, in consideration of the matters set forth in the Explanatory Statement and the mutual covenants, promises, agreements, representations and warranties of the parties hereto, the parties hereto do hereby covenant, promise, agree, represent and warrant as follows:

         1. Definitions. Capitalized words and phrases used in this Agreement shall have the following meanings:

            "Act" means the Securities Act of 1933, as amended.

            "Agreement" means this Employee Shareholders Agreement, as amended from time to time.

            "Appraiser" shall be the appraiser that shall initially determine the Established Value Per Share for any year, as contemplated by Section 3 hereof.

            "Bradley" means Ralph L. Bradley, an individual residing in Alexandria, Virginia.

            "Cause", when used with respect to a Holder, means the Termination of a Holder's employment by the Corporation by reason of (i) the material breach by the Holder of any of his employment duties, as reasonably determined by the Corporation following notice to the Holder of the details of such breach and a period of at least thirty (30) days during which the Holder shall be given an opportunity to cure such breach, (ii) conviction of the Holder of the commission of any felony, (iii) alcoholism or drug addiction of the Holder (other than addiction caused by medical treatment for illness or injury), but only if the Holder has refused to submit to rehabilitation for such condition upon the request of the Corporation, or (iv) violation of agreements and. policies of the Corporation regarding non-disclosure of confidential information, confidentiality, and anti-competitive behavior, whether pursuant to an employment agreement or otherwise.


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                  "Closing" and "Closing Date" each means the date and time at which a Closing of the purchase of Shares by the Corporation under this Agreement occurs.

                  "Code" means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of any succeeding law).

                  "Committee" means the Compensation Committee of the Board of Directors of Statoil Energy, Inc.

                  "Common Stock" means the Corporation's authorized shares of Common Stock, $0.01 par value per share.

                  "Consensus Appraisers" has the meaning set forth in Section
7.2 of this Agreement.

                  "Corporation" means Statoil Energy, Inc., a Virginia corporation.

                  "Days" means all calendar days, inclusive of Saturdays, Sundays and days which are legal holidays under the laws of the United States or the State.

                  "Decedent" means a deceased Holder, the personal representative or estate of which shall have certain rights pursuant to Section 6 of this Agreement.

                  "Established Value Per Share" means the fair market value per share of Common Stock of the Corporation on a fully diluted basis as determined under the provisions of Section 3 of this Agreement, or in the case of an eligible Holder or Decedent electing to utilize the provisions of Section 7 of this Agreement the price determined under Section 7.

                  "Holder" means an Option Holder or a Shareholder.

                  "Incentive Compensation Plan" means the Amended and Restated Incentive Compensation Plan of Statoil Energy, Inc. as currently in effect or as amended from time to time.

                  "Justification", when used with respect to a Holder, means the resignation of a Holder from employment with the Corporation upon (i) a substantial diminution in responsibilities, position, or salary, or (ii) the involuntary transfer to an office or business location, in the case of a Holder then assigned to the Corporation's headquarters offices, outside of the Washington/Baltimore metroplex and in the case of any other Holder, by more than 75 miles from the location of the Holder's immediately preceding office or work location.

                  "LIBOR" means the London Inter-Bank Offered Rate as published from time to time in The Wall Street Journal.


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                  "Note" means the Corporation's unsecured non-negotiable
promissory note issued by the Corporation in partial payment for Stock purchased from a Holder in certain circumstances where the dollar amount of Stock being repurchased exceeds $100,000. Sections 4.5 and 6.3 of this Agreement describe the procedures for issuance of Notes, a form of which is attached hereto as Exhibit A. The Note bears interest at the greatest of ten percent (10%) per annum, 3% above the three month LIBOR or the minimum rate of interest required by the Internal Revenue Code of 1986, as amended, to preclude the imputation of interest.

                  "Option Holder" means an employee of the Corporation who holds an option to purchase Common Stock pursuant to the Incentive Compensation Plan. All Option Holders shall be subject to this Agreement as a condition of the grant of Options.

                  "Own" when used with respect to shares of Common Stock of the Corporation includes beneficial and record ownership of Shares.

                  "Person" means any individual, partnership, corporation, trust or other entity.

                  "Plans" means the Incentive Compensation Plan and the Stock Purchase Plan.

                  "Protected Termination" means either termination of the Holder's employment by the Corporation without Cause or resignation of the Holder from employment with the Corporation with Justification.

                  "Put Option Notice" shall be the notice, required to be given during April or October in any year, in which a Holder commits, subject to withdrawal in certain circumstances, to tender Put Option Shares to the Corporation for repurchase.

                  "Put Option Shares" means Shares owned by a Holder for at least six months that the Holder may tender to the Corporation (commencing in October, 1996) for repurchase commencing January 1, 1997.

                  "Put Option Share Price" shall mean the price at which a Holder's Put Option Shares are required to be purchased under Section 4.1 of this Agreement.

                  "Security" has the meaning set forth in the Act.

                  "Shareholder" means those Persons who own shares of the Common Stock acquired pursuant to the Incentive Compensation Plan, the Stock Purchase Plan, or otherwise and who have entered into this Agreement.

                  "Shares" means all shares of Common Stock which a Holder may own or may in the future own, whether of record or beneficially.

                  "State" means the Commonwealth of Virginia.



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                  "State Acts" means the securities laws of any state or the
District of Columbia.

                  "Statoil" means Den norske stats oljeselskap, a.s, a corporation organized under the laws of the Kingdom of Norway.

                  "Stock Purchase Plan" means Statoil Energy, Inc. 1995 Stock Purchase Plan, pursuant to which the Corporation has initially made available 150,000 shares of Common Stock for purchase by eligible employees.

                  "Terminated Shareholder" means a Holder whose employment with the Corporation has terminated.

                  "Termination" means the termination of a Shareholder's employment.

                  "Transfer" means the sale, hypothecation pledge, assignment or other transfer, be it voluntary or involuntary to a Shareholder or third person, inter vivos, testamentary, by operation of the laws of devise and descent or any other laws; PROVIDED, HOWEVER) that the pledge of Shares by a Holder to the Corporation pursuant to the Stock Purchase Plan in order to secure the Holder's installment purchase obligations thereunder shall not be deemed to be a Transfer for any purpose under this Agreement.

         2.       GENERAL.

                  2.1. Termination of Prior Agreement. The parties hereto that are parties to the Incentive Compensation Plan Stockholders Agreement dated as of December 29, 1993 hereby agree to supersede that agreement with this Agreement and hereby agree that agreement has been terminated as of the date of this Agreement.

                  2.2. Transfer Restrictions. Each Holder covenants, promises and agrees that he or she shall not Transfer all, any portion of, or any interest or rights in, the Shares Owned or which in the future may become Owned by such Holder, except pursuant to the terms and provisions of this Agreement. Each Holder hereby acknowledges the reasonableness of the restrictions on Transfers imposed by this Agreement in view of the purposes of the Corporation and the relationships of the Holders. Unless the Transfer is made in conformance with and pursuant to the terms of this Agreement, the Transfer of any Shares by any Holder shall be deemed invalid, null and void, and of no force or effect, and the transferee of any such shares shall not be entitled to vote such shares receive dividends on such shares or have any other rights in and with respect to such shares.

                  2.3 Permitted Transfers. A Holder may freely and without restriction transfer Shares to another Holder who at the time of the transfer is an employee of the Corporation, to the Corporation, to Statoil, to Bradley or to a member of Holder's immediate family, including a trust for the benefit of family members, provided that in the case of intra-family Transfers, all transferees shall have executed an instrument, in form and content satisfactory to the Corporation, undertaking to become a party to this Agreement and to be bound by all of its



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provisions, a form of which undertaking is attached hereto as Exhibit B.

                  2.4 Applicability of Agreement to Bradley Shares. With respect to Shares Owned by Bradley, this Agreement shall apply only to Shares Bradley may acquire in the future pursuant to the Incentive Compensation Plan or from a Holder pursuant to Section 2.3 of this Agreement.

         3.       COMPUTATION OF ESTABLISHED VALUE PER SHARE

                  3.1 Determination of Established Value Per Share. Each year the Committee shall cause the Established Value Per Share to be determined pursuant to the provisions of this Section 3 and the Established Value Per Share shall be applicable for transactions occurring during such year, except as otherwise provided in this Agreement.

                  3.2 Selection of Appraiser. The Committee shall select an Appraiser who shall be directed to determine the Established Value Per Share applicable to Common Stock which may be repurchased by the Corporation during calendar year 1996 and each succeeding calendar year. In all instances, the Appraiser shall be selected in good faith by the Committee and shall be experienced in valuing energy related business enterprises.

                  3.3. Method of Determination of Established Value Per Share. The Appraiser shall make a determination of the Established Value Per Share based on its determination of the fair market value of the Corporation as of January 1 of each calendar year, commencing January 1, 1996, determined without any discount for minority interests or lack of liquidity of the Shares, based upon its assessment of the most likely price to which a willing buyer and willing seller would agree for the Corporation as a whole and its judgment as to whether such fair market value should be based upon a going concern value approach, a liquidation value approach, another valuation approach, or a combination of one or more valuation approaches. The Appraiser shall also consider in good faith such factors as may be suggested in the reasonable discretion of the Committee with the input of management of the Corporation and such other factors as the Appraiser, in the independent exercise of its professional judgment, determines to be customary and appropriate under the circumstances.

                  3.4 Effect of Committee Determinations of Established Value Per Share. The Committee may waive the requirement that an Appraiser determine the Established Value Per Share for any particular year or may override the Appraiser's determination of the Established Value Per Share then in effect in the event that the Committee determines, in its sole and conclusive discretion, that another transaction in shares of the Corporation's capital stock (other than a repurchase by the Corporation of Shares pursuant to this Agreement or a repurchase of shares of Common Stock owned by Bradley or transferees of Bradley pursuant to the Shareholders Agreement dated February 10, 1994, as amended) occurring since the last computation of Established Value Per Share is fairly representative of the current fair market value per share of the Corporation's Common Stock. In such event, the transaction price per share of Common Stock for such transaction shall become the Established Value Per Share for purposes of subsequent repurchases pursuant to this Agreement occurring during the remainder



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of the calendar year in which the Committee makes its determination and such
Established Value Per Share shall be binding unless challenged by a Holder pursuant to Section 7 of this Agreement.

                 3.5 Timing of Delivery of Appraiser's Report. Unless the Committee waives the requirement that the Appraiser determine the Established Value Per Share as permitted pursuant to Section 3.4 of this Agreement the Corporation shall require the Appraiser to deliver to the Corporation a written report indicating its determination of the Established Value Per Share on or before March 31 of each year commencing March 31, 1996 (or as soon thereafter as audited financial statements are available).

                 3.6 Committee Determination for 1995 Calendar Year. With respect to Common Stock repurchases occurring during calendar year 1995, the Committee has conclusively determined that the Established Value Per Share shall be $10.00 and that the Appraiser shall not be required to compute the Established Value Per Share for any repurchases of Common Stock that may occur during calendar year 1995 pursuant to this Agreement.

         4.      MANDATORY REPURCHASES BY THE CORPORATION FROM ACTIVE EMPLOYEES.

                 4.1 Exercise of Put Option. Commencing October 1, 1996, a Holder who is an active employee of the Corporation may provide a Put Option Notice to the Corporation by which the Holder exercises the rights provided under this Section 4.1 to require the Corporation to purchase all or a portion of his Shares. A Put Option Notice may be given only as to any Shares owned by a Shareholder for at least six (6) months at the time the Put Option Notice is given. A Put Option Notice may only be given during the months of April and October in any year (though in no event earlier that October 1996), and the Corporation shall not be obligated to purchase Shares as to which a timely Put Option Notice has not been provided.

                 4.2 Mechanics of Exercising Put Option. Shares as to which a timely Put Option Notice have been given shall be purchased, out of lawfully available funds, at the Established Value Per Share determined for the calendar year in which the Put Option Notice is given. The Corporation shall provide a person who has timely given a Put Option Notice a written response by the May 15 or November 15 immediately following the tender of the Holder's Put indicating whether the Corporation plans to purchase the Put Option Shares for cash, to pay the purchase price for the Put Option Shares in installments as permitted pursuant to Section 4.5 (only if the aggregate Established Value Per Share for the Shares to be repurchased from the Holder in question in any twelve month period exceeds $ 100,000), or to decline to purchase such Shares because of a lack of lawfully available funds. (Section 9 of this Agreement sets forth the criteria for determining that the Corporation lacks lawfully available funds to effect a purchase.)

                 4.3 Right to Withdraw or Amend Put Option Notice. In the event the Corporation elects to utilize installment payments as permitted pursuant to Section 4.5 or the Corporation lacks lawfully available funds to effect the repurchase of the Put Option Shares in full, the Holder shall have the right to withdraw his Put Option Notice and terminate the



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Corporation's obligation to purchase the Put Option Shares at such time or to amend the Put Option Notice to reduce the number of Put Option Shares to be repurchased pursuant to the Put Option Notice, provided there is lawfully available funds to effect the repurchase of the reduced number of Shares. Any amendment to the Put Option Notice, as permitted by the preceding sentence, shall be received by the Corporation no later than the May 25 or November 25 immediately following the Put Option Notice, as the case may be.

                  4.4 Closing of Put Option Share Purchase. Subject to the Holder's right to withdraw the Put Option Notice pursuant to Section 4.3, the Closing of purchases pursuant to Put Option Notices that have not been withdrawn shall occur not later than the May 30 or November 30 immediately following the Put Option Notice, as the case may be; provided, that the Closing of the purchase of any Shares as to which the Put Option Notice is given in October, 1996 shall occur on January 2, 1997 provided that the Corporation has lawfully available funds to repurchase such shares. The Corporation shall provide the Holder written notice as to the date of Closing under this Section 4.4.

                  4.5 Installment Payments. The Corporation shall have the right to pay up to a portion, as specified herein, of the purchase price for any shares to be repurchased pursuant to Section 4, in installments; provided, however, that this installment payment method shall not be available if the aggregate Established Value Per Share for the Shares to be repurchased from the Holder in question in any twelve month period is less than or equal to $100,000. The maximum amount of the purchase price that may be paid by the Corporation under the installment payment method shall be seventy-five percent (75%) of the excess of the aggregate purchase price for the Shares to be repurchased over $100,000. Accordingly, if the aggregate purchase price for the Put Option Shares of Holder is greater than $100,000, at least $ 100,000 and twenty-five percent (25%) of the aggregate purchase price in excess of $100,000 shall be paid in cash on the Closing Date and the remaining portion may be paid at Closing by the making, sealing and delivering of the Note to the Holder in a principal amount equal to such remaining portion of the aggregate purchase price. The Note shall be payable in 12 equal quarterly installments of principal and interest.

                  4.6 Options in the Event of Lack of Lawfully Available Funds. In the event that the Corporation lacks the lawfully available funds, as determined pursuant to Section 9, to repurchase the shares pursuant to this
Section 4, the Holder may either (i) withdraw the Put Option Notice pursuant to
Section 4.3 and submit a new Put Option Notice pursuant to Section 4.2 when the Corporation has lawfully available funds to repurchase the Shares or (ii) amend the Put Option Notice to reduce the number of Put Option Shares to be repurchased up to the amount of lawful available funds, if any, available to repurchase such shares. If the Holder neither voluntarily withdraws nor amends the Put Option Notice to reduce the number of Put Option Shares to be repurchased the Put Option Notice shall be automatically terminated by the Corporation.

                  4.7 Death to Affect Put Option Notice. In the event a Shareholder dies after giving a Put Option Notice pursuant to Section 4.2 but before the Closing for the Shares covered by such notice, the provisions of
Section 6 shall become operative as to the Shares beneficially owned by the deceased Holder and the provisions of this Section 4 shall be inapplicable to such Shares.



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         5.       MANDATORY REPURCHASES BY THE CORPORATION FROM TERMINATED
SHAREHOLDERS.

                  5.1 Purchases from Terminated Shareholders. Within 90 days of a Holder's Termination, the Corporation shall purchase and the Terminated Shareholder shall sell or cause to be sold all Shares beneficially owned by the Terminated Employee, including Shares transferred in intra-family transfers, at the Established Value Per Share in effect for the calendar year in which Termination occurs, and in the case of a Protected Termination only, as of such subsequent date as shall be provided in Section 5.5. Such purchase shall be made only from lawfully available funds.

                  5.2 Form of Consideration for Terminated Shareholder's Shares. The Corporation shall provide the Holder written notice as to the date of Closing under this Section 5, which notice shall describe the form of consideration to be paid. Subject to the Corporation having lawfully available funds, the Corporation shall have the option to pay the Terminated Shareholder's repurchase price entirely in cash, or partly in cash and partly in installments as provided in Section 5.3 (only if the aggregate Established Value Per Share for the Shares to be repurchased from the Holder in question in any twelve month period exceeds $100,000).

                  5.3 Installment Payments. The Corporation shall have the right to pay up to a portion, as specified herein, of the purchase price any shares to be repurchased pursuant to this Section 5, in installments; provided, however, that this installment payment method shall not be available if the aggregate Established Value Per Share for the Shares to be repurchased from the Terminated Shareholder in question is less than a or equal to $ 100,000. The maximum amount of the purchase price that may be paid by the Corporation under the installment payment method shall be seventy-five percent (75%) of the excess of the aggregate purchase price for the Shares to be repurchased over $100,000. Accordingly, if the aggregate purchase price for the Shares of a Terminated Shareholder is greater than $100,000, at least $100,000 and twenty-five percent (25%) of the aggregate purchase price in excess of $100,000 shall be paid in cash on the Closing Date and the remaining portion may be paid at Closing by the making, sealing and delivering of the Note to the Holder in a principal amount equal to such remaining portion of the aggregate purchase price. The Note shall be payable in 12 equal quarterly installments of principal and interest.

                  5.4 Purchase from a Terminated Shareholder in the Event of Lack of Lawfully Available Funds. In the event that the Corporation lacks the lawfully available funds, as determined pursuant to Section 9, to repurchase the shares pursuant to this Section 5, the Terminated Shareholder shall have the right to Transfer the Shares pursuant to Section 2.3 or to Transfer the Shares to the Corporation at a price equal to the greater of the Established Value Per Share either (i) at the time of the Termination or (ii) at the time when the Corporation has lawfully available funds to effect such a repurchase.

                  5.5 Application of Next Year's Established Value in Certain Circumstances; Delay in Closing in Certain Circumstances. In the case of a Holder's Protected Termination during the last three months of any calendar year, the Holder may elect to have the new



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Established Value Per Share to be determined as of January 1 of the year commencing after the date of the Holder's Protected Termination apply to the repurchase of such Holder's Shares. In order to have the Established Value Per Share for the year subsequent to the Protected Termination apply, the Holder must provide written notice of such election to the Corporation within 45 days of the date of such Protected Termination. In such event the Closing shall be delayed until such new Established Value Per Share is determined. In the case of Termination during the first calendar quarter of any year, the intention of this Agreement is that the Established Value Per Share to be determined for that calendar year shall be applicable, and, in the event that determination of such Established Value Per Share shall be delayed, the Closing of the repurchase of the shares shall be delayed accordingly.

                  5.6 Shares Pledged to the Corporation. The provisions of this
Section 5 shall not apply to any Shares pledged to the Corporation to the extent the Holder notifies the Corporation, in writing, that the pledged Shares will be used to discharge any remaining unpaid indebtedness to the Corporation arising out of the purchase of such Shares.

         6.       MANDATORY REPURCHASES BY THE CORPORATION FROM DECEASED
SHAREHOLDERS.

                  6.1 Purchases from Deceased Shareholders. Subject to Section 6.5, within 90 days of a Holder's death, the Corporation shall purchase and the Decedent's personal representative shall sell or cause to be sold all of the Shares beneficially owned by the Decedent, including, without limitation, all Shares transferred in intra-family transfers, at the Established Value Per Share in effect for the calendar year in which the death occurred or, in the event of the Holder's death during the last calendar quarter, the Established Value Per Share in effect for the calendar year following the death should the personal representative so elect as provided in Section 6.5. Such purchase shall be made only from lawfully available funds (which are described in Section 9). The Corporation shall provide the Decedent's personal representative written notice as to the date of Closing under this Section 6.1.

                  6.2 Form of Consideration for Decedent's Shares. The Corporation shall be required to pay the repurchase price for a Decedent's Shares entirely in cash. To the extent the Corporation has lawfully available funds in such circumstances such payment shall be made against tender of the certificates representing the Decedents Shares, duly endorsed for Transfer, at such date within the 90 day period contemplated by Section 6.1 (subject to extension as contemplated by Section 6.5) as determined by the Corporation and indicated in a written notice to Decedent's personal representatives.

                  6.3 Purchase from a Deceased Shareholder in the Event of Lack of Lawfully Available Funds. In the event that the Corporation lacks the lawfully available funds, as determined pursuant to Section 91, to repurchase the shares pursuant to this Section 6, the Decedent shall have the right to Transfer the Shares pursuant to Section 2.3 or to Transfer the Shares to the Corporation at a price equal to the greater of the Established Value Per Share either (i) at the time of the death of the Holder or (ii) at the time when the Corporation has lawfully available funds to effect such a repurchase.



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                  6.4 Death to Affect Put Option Notice. In the event a
Shareholder dies after giving a Put Option Notice but before the Closing for the Shares covered by such notice, the provisions of this Section 6 shall become operative as to the Shares beneficially owned by the Holder and the provisions of Section 4 shall be inapplicable to such Shares.

                  6.5 Application of Next Year's Established Value in Certain Circumstances; Delay in Closing in Certain Circumstances. In the case of a Holder's death during the last three months of any calendar year, the personal representative of a deceased Holder may elect to have the new Established Value Per Share to be determined as of January 1 of the year commencing after the date of the Holder's death apply to the repurchase of such Holder's Shares. In order to make the election to have the Established Value Per Share for the year subsequent to the date of the Holder's death apply, the personal representative of the Decedent must provide written notice of such election to the Corporation within 45 days of the date of death of the Holder. In such event the Closing shall be delayed until such new Established Value Per Share is determined. In the case of death of a Holder during the first calendar quarter of any year, the intention of this Agreement is that the Established Value Per Share to be determined for that calendar year shall be applicable, and, in the event that determination of such Established Value Per Share shall be delayed, the Closing of the repurchase of the Shares shall be delayed accordingly.

                  6.6 Shares Pledged to the Corporation. The provisions of this
Section 6 shall not apply to any Shares pledged to the Corporation to the extent the personal representative of the deceased Holder notifies the Corporation, in writing, that the pledged Shares will be used to discharge any remaining unpaid indebtedness to the Corporation arising out of the purchase of such Shares.

         7.       CERTAIN HOLDERS RIGHTS TO REVIEW PUT OPTION SHARE PRICE.

                  7.1 Limited Right to Initiate Review Process. Whenever a Holder or a Decedent, as the case may be, elects to, or is required to, tender shares to the Corporation for repurchase pursuant to this Agreement, the purchase price for such shares shall be the Established Value Per Share, unless the Holder or the Decedent, as the case may be, elects to utilize the procedures specified in this Section 7 to seek to determine an alternate Established Value Per Share. A Holder or a Decedent, as the case may be, may utilize the provisions of this Section 7 only if the Shares to be repurchased from the Holder or the Decedent as the case may be, has an aggregate value of at least $250,000 based on the applicable Established Value Per Share. The provisions of this Section 7 shall have no effect on persons who have not affirmatively elected to be governed by its provisions.

                  7.2 Right to Utilize Alternate Procedures. A Holder or Decedent, as the case may be, shall have the right to request a reconsideration of the Established Value Per Share that would otherwise be the basis for the purchase price of his Shares by the Corporation provided that notice to such effect is provided to the Corporation either in the Put Option Notice or within 30 days in the case of the death or Termination of a Holder. The notice shall include a designation of an appraiser (the "Second Appraiser") who shall review the Established Value Per Share computed by the Appraiser or otherwise determined pursuant to Section 3.2. The Second



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Appraiser shall be a qualified, independent appraiser selected in good faith by the Holder or the Decedent as the case may be, and shall be experienced in valuing energy-related business enterprises. The Appraiser and the Second Appraiser shall select a third appraiser (the "Consensus Appraiser"), who shall be similarly qualified, whereupon the Second Appraiser and the Consensus Appraiser shall each independently redetermine the Established Value Per Share using the valuation guidelines specified in Section 3.3 and submit to the Corporation and the Shareholder or the Decedent, as the case may be, exercising rights under this Section 7 written reports within 90 days on their respective views on an alternate Established Value Per Share.

                  7.3 Recomputation of Established Value Per Share. Upon receipt of the reports of the Second Appraiser and the Consensus Appraiser, the Established Value Per Share shall be recomputed as follows, which Recomputation shall govern determination of the purchase price applicable to the Holder or the Decedent, as the case may be, who has elected to utilize the procedures of this Section 7. First, the three determinations of the Established Value Per Share shall be added together and divided by three to compute an initial average Established Value Per Share; second, the Established Value Per Share which deviates the greatest (either upward or downward) from the initial average Established Value Per Share shall be disregarded; and, third, the remaining two Established Value Per Shares shall be added together and divided by two, and the result of this computation shall be the Established Value Per Share which shall govern the transaction in question.

                  7.4 Effect of Determinations tinder Section 7. Any determination of a revised Established Value Per Share based upon this Section 7 shall be binding on such Holder or Decedent, as the case may be with respect to the Shares to be purchased by the Corporation at that time. In addition, the determination of the revised Established Value Per Share based on this Section 7 shall be binding on a Holder as to any subsequent exercise of the Put Option during the calendar year in which the Put Option Notice is first given, but shall have no effect on the Established Value to be applicable to any other Holders.

                  7.5 Use of Section 7 by Two or More Holders. In the event that two or more Holders shall seek to exercise their rights under this Section 7, the provisions of Section 7 shall operate independently with respect to each Holder, unless the Holders determine, in their sole discretion, to utilize the same Second Appraiser and Consensus Appraiser, in which event each such Holder shall be jointly and severally liable for all expenses required to be paid by Holders pursuant to this Section.

                  7.6 Costs under Section 7. The cost of the Second Appraiser shall be borne by the Holder exercising his rights under this Section 7. The cost of the Consensus Appraiser shall be borne equally by the Corporation, as to half the cost, and the Holder exercising his rights, as to the other half, except that, in the case of Holder who is exercising his Put Option Rights pursuant to Section 4, the full cost of the Second Appraiser and the Consensus Appraiser shall be borne by the Option Shareholder if he subsequently withdraws his tendering Put tender of Put Option Shares pursuant to his Put Option Notice.

         8.       FINANCIAL REPORTING.

                  The Corporation shall provide Holders (including Decedents until the Corporation has purchased the Shares from the Decedents) the following reports at the times indicated: (i) within 90 days of year end, audited annual financial statements, prepared in accordance with generally accepted accounting principles and accompanied by a report of a "Big Six" accounting firm; (ii) within 45 days of the end of each of the first three calendar quarters, quarterly reports containing unaudited financial statements; and (iii) within 15 days after each determination of Established Value Per Share or any change therein, a written notice concerning the determination of Established Value Per Share and any changes thereto and Holders shall have access to the report of the Appraiser with respect to such determination. Such reports or notices shall be furnished to each Holder as his or her name appears on the Corporation's stock transfer records.

         9.       LACK OF LAWFULLY AVAILABLE FUNDS.

                  9.1 The Holders acknowledge (i) that Section 13.1-653 of the Virginia General Stock Corporation Act restricts the Corporation's ability to make distributions, including redemptions and repurchases of Common Stock, if after giving effect thereto the Corporation would not be able to pay its debts as they become due in the usual course of business or if the Corporation's total assets would be less than the sum of its total liabilities and the liquidation preference of its preferred stock (the latter being approximately $39.9 million as of the date hereof), and that such computations may be done on a book value or a fair market value approach; and (ii) the terms of the Corporation's current bank credit agreement limit dividends and distributions, including redemption and stock repurchase payments, to an aggregate of $2 million plus cumulative net income earned by the Corporation since December 31, 1994. To the extent that any of the foregoing prohibit the redemption of Shares, the Corporation shall be deemed to not have lawfully available funds available for the repurchase of Shares, in which event the Corporation shall not be obligated to purchase the Shares pursuant to this Agreement. The lack of lawfully available funds shall not prejudice a Holder's rights to cause his Shares to be repurchased whenever lawfully available funds become available (for purposes of transactions by Terminated Shareholders and on behalf of Decedents pursuant to Sections 5 and 6, respectively) and when the Holder is next permitted pursuant to Section 4 to tender a Put Option Notice. The Holders also acknowledge that Statoil has no obligation to invest additional capital in the Corporation for any purpose, including without limitation for the purpose of providing the Corporation with lawfully available funds under this Agreement.

                  9.2 Partial Lack of Lawfully Available Funds. The provisions of Section 9.1 notwithstanding, if the Corporation has lawfully available funds in an amount insufficient to complete an entire purchase pursuant to Sections 4, 5 and 6, the amount which may lawfully be paid shall be paid immediately to the Decedents and the Terminated Shareholders based on when the repurchase obligation arose. In the case of Decedents, the repurchase obligation is deemed to have arisen on the date of death of the Holder and in the case of Terminated Shareholders, the repurchase obligation is deemed to have arisen on the date of Termination. Any remaining lawfully available funds will be paid to the Holders who have amended their Put Option Notice pursuant to Section 4.3 and will be paid to such Holders in order or priority based on when the repurchase obligation arose (i.e., when Put Option Notices were received by the Corporation). All other Put Option Notices will automatically be terminated due to the lack of lawfully available funds.

                  9.3 Additional Reporting. In addition to its reporting obligations under Section 8, whenever the Corporation is unable to purchase Shares because lawfully available funds are not available, there affected Holders quarterly updates Corporation shall send to the regarding the status of any change in lawfully available funds together with any changes in the Established Value Per Share.

                  9.4 Requirement to Give Effect to Insurance Proceeds. In determining whether the Corporation has lawfully available funds with respect to a Decedent's Shares required to be repurchased, the determination of lawfully available funds shall include and give effect to any insurance proceeds payable to the Corporation with respect to the life of the Decedent.

         10.      DELIVERY OF CERTIFICATES.

                  10.1 Closing Date. Any Closing shall take place at 10:00 A.M. on the date identified in the Corporation's notice pursuant to Sections 4.4,
5.2 or 6.1, as applicable, at the offices of the Corporation. At the Closing, the stock certificate or certificates representing the Shares shall be delivered to the Corporation duly endorsed in blank or with stock powers attached, and the Corporation shall pay the purchase price therefor in cash or, if permitted by Section 4.5 or Section 5.3 of this Agreement, by paying the applicable cash portion and making, sealing and delivering the Note for the remaining portion of the purchase price.

                  10.2 Effect of Refusal to Close. If a tender of the purchase price in cash or in cash together with the Note, if applicable, shall be refused; or the stock certificate or certificates representing the Shares, duly executed, as aforesaid, shall not be so delivered, the Corporation may deposit the purchase price in escrow in a commercial bank with offices in Alexandria, Virginia or Washington, D.C., and, upon such tender, the Shares represented by such certificates shall thereupon be deemed to have been repurchased. Thereafter, the Holder or his assigns shall have no rights with respect to such Shares, other than the right to collect the purchase price from the escrow contemplated by this Section 10.2.


         11.      SECURITIES LAWS; RESTRICTIVE TRANSFER LEGENDS.

                  11.1 Acknowledgment of Restrictions. The Holders severally acknowledge that the Common Stock owned by them has not been registered under the Act or any State Acts, The Holders severally represent and wan-ant that they will acquire their shares of the Common Stock without a view to the offer, offer for sale, or the sale in connection with the public distribution of such shares of Common Stock and that they will hold such shares of Common Stock indefinitely unless (i) the shares of Common Stock are transferred in accordance with this Agreement, (ii) the shares of Common Stock are subsequently registered under the Act and the State Acts, or (iii) an exemption from such registration is available and an opinion of counsel for the Corporation, in form and substance satisfactory to the Corporation, is obtained to that effect.

                  11.2 Legends. Due to the applicability of federal and state securities laws and the restrictions imposed by this Agreement, all certificates representing shares of Common Stock subject to this Agreement shall be legended conspicuously in substantially the following form:

                  THE OFFERING AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. ANY SALE, TRANSFER, PLEDGE OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE ONLY (I) IN A TRANSACTION REGISTERED UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS, (II) IF AN EXEMPTION FROM REGISTRATION UNDER SAID ACTS IS AVAILABLE AND THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL TO SUCH EFFECT REASONABLY SATISFACTORY TO IT OR (III) PURSUANT TO THAT CERTAIN EMPLOYEE SHAREHOLDERS AGREEMENT DATED AS OF MAY 31,1995, AS AMENDED FROM TIME TO TIME.

                  THE COMPANY WILL FURNISH A FULL STATEMENT OF ALL OF THE DESIGNATIONS, PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS OF THE SHARES OF EACH CLASS OF STOCK OR SERIES THEREOF OF THE COMPANY TO ANY SHAREHOLDER UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE.

                  THE TRANSFER OF SHARES REPRESENTED BY THIS CERTIFICATE IS ALSO RESTRICTED BY THE TERMS OF THAT CERTAIN EMPLOYEE SHAREHOLDERS AGREEMENT DATED MAY 31, 1995, AS AMENDED, AMONG CERTAIN SHAREHOLDERS OF THE CORPORATION, WHICH AGREEMENTS ALSO CONTAINS OTHER IMPORTANT PROVISIONS RELATING TO SUCH SHARES, INCLUDING RIGHTS OF THE CORPORATION TO REPURCHASE THE SHARES IN CERTAIN CIRCUMSTANCES. COPIES OF THE AGREEMENT ARE ON FILE AT THE CORPORATIONS PRINCIPAL PLACE OF BUSINESS AND REGISTERED OFFICE AND MAY BE OBTAINED WITHOUT CHARGE UPON REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE. BY ACCEPTANCE OF THIS CERTIFICATE, THE HOLDER HEREOF AGREES TO BE BOUND BY THE TERMS OF SUCH AGREEMENT.

                  11.3 Acknowledgment Regarding Resales. Each Holder realizes that the Corporation does not file, and does not in the foreseeable future contemplate filing, periodic reports in accordance with the provisions of Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended, or making publicly available all of the information required by such reports, and also understands that, except as contemplated by the Amended and Restated Registration Rights Agreement dated as of May 2, 1995, the Corporation has not agreed to register any of its securities for distribution in accordance with the provisions of the Act or to take any actions respecting the obtaining of an exemption from registration for such securities or any transaction with respect thereto. Hence, by virtue of the applicable federal and state securities laws, the Common Stock acquired by any Holder pursuant to this Agreement or otherwise must be held indefinitely unless and until subsequently registered under the Act and/or the State Acts, unless an exemption from such registration is available, in which case the amount of the Common Stock that may be sold may be limited or pursuant to this Agreement.

         12. STOCK OR OPTIONS ISSUED IN THE FUTURE. Unless otherwise determined by the Committee, this Agreement shall apply, automatically and without further action on the part of any party hereto, to all Shares hereafter acquired by all Holders. Whenever any Holder acquires any shares of Common Stock pursuant to the Incentive Compensation Plan, the Stock Purchase Plan or otherwise (and whether or not permitted under any applicable agreement or instrument), such shares of Common Stock so acquired shall be subject to the terms of this Agreement, and the certificates therefor shall be surrendered to the Corporation for legended in accordance with Section 11 of this Agreement, unless already so legended.

         13. LOOK-BACK RIGHTS. If within one year from the date of repurchase of the Common Stock hereunder upon a Protected Termination (a "Protected Repurchase"), (i) the Corporation shall make an underwritten public offering of newly-issued Common Stock or Common Stock owned by Statoil, (ii) Statoil shall sell to a third party in one or a series of transactions at least 25% of the capital stock of the Corporation owned by it or (iii) the Corporation shall undertake any of the following transactions: merger, consolidation, share exchange, sale, transfer, or other disposition of all or substantially all of its assets, and as a result of such transactions the shareholders of the Corporation before the transaction cease to own a majority of the capital stock of the successor corporation (or the entity to which such assets have been sold or transferred), the Corporation shall be obligated immediately to pay to any Holder or former Holder who has participated in such a Protected Repurchase cash in an amount equal to the number of shares of Common Stock repurchased multiplied by the excess, if any, of (i) the value of a share of Common Stock indicated by the terms of such transaction (net of applicable underwriting discounts) over (ii) the repurchase price for said shares. The payment under this Section 13 shall be made within five (5) days of the closing of the transaction referred to in the foregoing sentence.

         14. TERMINATION. This Agreement shall be perpetual until the happening of any of the events listed below, upon the first to occur of which all rights, duties and obligations, other than the duties and obligations relating to registration under or exemption from the Act and the State Acts, as set forth in Section 11 of this Agreement, and rights, duties and obligations respecting payment under any outstanding Notes to any one or more of the Shareholders, shall cease:

                  14.1 The agreement in writing of the Corporation and all holders of the outstanding shares of Common Stock who are parties to, or who are bound by, this Agreement to terminate this Agreement.

                  14.2 The dissolution of the Corporation.

                  14.3 The closing of an initial public offering of Common Stock of the Corporation, whether of newly-issued shares or pursuant to a secondary offering of shares,

                  14.4 In the event that there is a merger, consolidation, or share exchange, or transfer or sale of all or substantially all of the assets of the Corporation, if, as a result of such transaction, the shareholders of the Corporation before the transaction cease to own a majority of the Capital stock of the successor corporation (or the entity to which such assets have been sold or transferred).

         15. NOTICES. Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall either be: (a) delivered personally to the party or to an officer of the party to whom it is directed, in which case a signed receipt therefor shall be received; or (b) sent by certified mail, return receipt requested, postage prepaid, addressed as follows if to the Corporation or if to the Stock or Option Holders, at the addresses set forth below their several signatures, or to such other address or addresses as may be designated from time to time in accordance with this Section 15. Any such notice shall be deemed to be delivered, given and received for all purposes of this Agreement as of : (i) the date noted on the signed receipt if delivered personally; or (ii) the date deposited in a regularly maintained receptacle for the deposit of the United States mail, if sent by certified mail.

         16. ADDITIONAL ACTIONS AND DOCUMENTS. Each of the parties hereto agrees to take or cause to be taken such further actions, to execute, acknowledge, seal and deliver or cause to be executed, acknowledged, sealed and delivered such further instruments and documents, including without limitation a Registration Rights Agreement, and to use their reasonable efforts to obtain such requisite consents as any other party may from time to time reasonably request in order to fully effectuate the purposes and fulfill the intent of this Agreement.

         17. INTEGRATION. This instrument contains the entire integrated agreement among the parties and supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein (including but not limited to the Original Agreement), and no modification shall be binding upon the party affected unless set forth in writing and duly executed by each party affected.

         18. SUCCESSORS AND ASSIGNS. Each of the covenants and agreements in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of their respective heirs, guardians, personal and legal representatives, successors and permitted assigns.

         19. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the Commonwealth of Virginia.

         20. SPECIFIC PERFORMANCE. In the event of a breach of this Agreement, any non-breaching party hereto may maintain an action for specific performance against the party or parties hereto who are alleged specific performance against the party or parties hereto have breached any of the terms, conditions, representations, warranties, provisions, covenants or agreements herein contained, and it is hereby further agreed that no objection to the form of action in any proceeding for specific performance of this Agreement shall be raised by any party hereto so that such specific performance of this Agreement may not be obtained by the aggrieved party. Anything contained herein to the contrary notwithstanding, this Section 20 shall not be construed to limit in any manner whatsoever any other rights and remedies that an aggrieved party may have by virtue of any breach of this Agreement.

         21. HEADINGS. The descriptive headings of the several sections and subsections of this Agreement are inserted for convenience only, do not constitute a substantive part of this Agreement, and are not intending to describe, interpret, define, or limit the scope, extent or intent of this Agreement as a whole, or any provision hereof. All schedules and exhibits referred to in this Agreement are hereby deemed a substantive part of this Agreement.

         22. WORD USAGE. Unless the context otherwise requires, whenever used in this Agreement, the singular shall include the plural, the plural shall include the singular, and the masculine gender shall include the neuter and feminine gender, and vice versa. Whenever used in this Agreement, words such as "herein," "hereinafter," "hereof," "hereto, and "hereunder" refer to this Agreement as a whole, unless the context otherwise requires.

         23. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall together constitute one document.

         24. SEVERABILITY. Each and every term and provision of this Agreement is intending to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement.

                  IN WITNESS WHEREOF, the parties hereunto have executed, sealed and delivered this Agreement or caused this Agreement to be executed, sealed and delivered on this 6th day August, 1998.


ATTEST/WITNESS:                              STATOIL ENERGY, INC.

/s/ KYLA DEAN                                /s/ DAVID A. DRESNER

                                             David A. Dresner
                                             President and
                                             Chief Executive Officer
ATTEST/WITNESS:



                                             Name:
                                             Shareholder/Option Holder

                                                                      Exhibit A


                         NON-NEGOTIABLE PROMISSORY NOTE

                                                           Alexandria, Virginia


                                                                         , 199
                                                           --------------     --
$
 -----------------

         FOR VALUE RECEIVED, Statoil Energy, Inc., a corporation organized under the laws of the Commonwealth of Virginia (the "Corporation"), promises to pay to ________________ (the "Holder") at ______________ or at such other place as the Holder may from time to time designate in writing, the principal sum of _______________ Dollars ($ ____________ ), with interest payable thereon as hereinafter set forth. Interest and principal shall be payable in lawful money of the United States of America, which shall be legal tender in payment of all debts, public and private, at the time of payment as follows:

         The Corporation shall repay the principal sum, together with interest at the greatest of ten percent (10%) per annum, 3% above the three month London Inter-Bank Offered Rate (LIBOR), as published from time to time in the Wall Street Journal, or the minimum rate of interest required by the Internal Revenue Code of 1986, as amended, to preclude the imputation of interest, in twelve (12) equal quarterly installments of $ ______________ beginning on the first day of the first calendar month following the expiration of sixty (60) days from the date hereof, and continuing until 19__ , when the unpaid balance of the principal sum and all unpaid interest thereon shall be paid in full.

         All payments received shall be applied first to the payment of accrued and unpaid interest and any balance to the payment of principal. Interest shall be computed on the basis of a 360-day per year factor applied to actual days elapsed.

         The Corporation may prepay the principal sum in whole or in part at any time without premium or penalty, by paying, in addition to the amount prepaid, interest accrued to the date of prepayment.

         Upon default in any payment of interest or of principal and interest, such unpaid amount shall bear interest thereafter at a rate which is at all times equal to two percent (2%) per annum in excess of the then current rate of interest under this Note until the default is cured.

         The Corporation shall also pay (i) a late charge of one twentieth (1/20) of any payment of interest or principal and interest provided above if such payment is made more than fifteen (15) calendar days after the due date thereof and (ii) prior to judgment, costs of collection, including a reasonable attorney's fee, if this Note is referred to an attorney for collection after default, whether suit be brought or not.

                  The rights and remedies of the Holder provided herein shall be cumulative and concurrent and may be pursued singularly, successively or together at the sole discretion of the Holder, and may be exercised as often as occasion therefor shall occur, and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release of the same.

                  In the event that any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then and in either of those events, such provision or provisions only shall be deemed null and void and shall not affect any other provisions (or remaining part of the affected provision) of this Note and the remaining provisions (or remaining part of the affected provision) of this Note shall remain operative and in full force and effect and shall in no way be affected, prejudiced or disturbed thereby.

                  WITNESS the signature and seal of the Corporation by its duly authorized officer as of the day and year first above written.

                           [SIGNATURE BLOCK TO COME]

                                                                      Exhibit B

                           UNDERTAKING TO BE BOUND BY

                         EMPLOYEE SHAREHOLDER AGREEMENT

                  The undersigned, as the owner of an option to acquire shares of Common Stock of the Corporation or as the owner of shares of such Common Stock, hereby acknowledges and agrees that he or she has read and is familiar with the Employee Shareholders Agreement dated as of May 31, 1995 of Statoil Energy, Inc., (the "Agreement") that the undersigned agrees to be a Stock or Option Holder under the Agreement, and that the undersigned or the undersigned's heirs, executors, administrators, successors, and assigns shall be bound by the provisions of the Agreement.


ATTEST/WITNESS:



                                                  Name
                                                  Shareholder/Option Holder